Exhibit 3.227

FILED CUSTOMER COPY

DONETTA DAVIDSON

COLORADO SECRETARY OF STATE

ARTICLES OF ORGANIZATION OF PENINSULA VILLAS, LLC A Colorado Limited Liability Company	20021287265 C $100.00 SECRETARY OF STATE 10-16-2002 13:39:02

Pursuant to § 7-80-203, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Organization to be delivered to the Colorado Secretary of State for filing, and states as follows:

FIRST: The name of the Limited Liability Company shall be Peninsula Villas, LLC (the “Company”).

SECOND: The period of its duration shall be perpetual unless sooner dissolved.

THIRD: The name and address of the initial Registered Agent of the Company within the State of Colorado is:

Marshall H. Fishman

633 Seventeenth St., Suite 2700

Denver, CO 80202

FOURTH: The management of the Company is vested in the Manager. The name and business address of the Manager in which management is vested is as follows:

Horizon Building Services, LLC

5975 Greenwood Plaza Blvd., Suite 105

Greenwood Village, CO 80111

The (a) name and (b) mailing address, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is:

Marshall H. Fishman

633 17th St., Suite 2700

Denver, CO 80202

OPTIONAL. The electronic mail and/or Internet address for this entity is/are:

e-mail	Web site

The Colorado Secretary of State may contact the following authorized person regarding this document:

name: Kathleen Busch	address: 633 17th St., Suite 2700, Denver, CO 80202
voice: 303-383-7630	fax: 303-292-1300	e-mail: kbusch@lrflegal.com